JPMorgan Chase Financial Company LLC Fully and Unconditionally Guaranteed by JPMorgan Chase & Co. Market Linked Securities	Filed Pursuant to Rule 433 Registration Statement Nos. 333-270004 and 333-270004-01

Market Linked Securities— Upside Participation to a Cap with Contingent Absolute Return and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index, the Russell 2000® Index and the Nasdaq-100 Index® due April 9, 2026

Fact Sheet dated March 13, 2025 to Preliminary Pricing Supplement dated March 13, 2025

Summary of Terms

Issuer:	JPMorgan Chase Financial Company LLC
Guarantor:	JPMorgan Chase & Co.
Indices:	S&P 500® Index, Russell 2000® Index and Nasdaq-100 Index®
Pricing Date[1]:	March 28, 2025
Issue Date[1]:	April 2, 2025
Calculation Day[1,2]:	April 6, 2026
Stated Maturity Date[1,2]:	April 9, 2026
Principal Amount:	$1,000 per security (100% of par)
Maturity Payment Amount:

•  if the ending level of the lowest performing Index is greater than its starting level: $1,000 plus the lesser of:

(i)   $1,000 × index return of the lowest performing Index × upside participation rate; and

(ii)  the maximum upside return;

•  if the ending level of the lowest performing Index is less than or equal to its starting level, but greater than or equal to its threshold level:

$1,000 + ($1,000 × absolute value return of the lowest performing Index); or

•  if the ending level of the lowest performing Index is less than its threshold level:

$1,000 + [$1,000 × (index return of the lowest performing Index + buffer amount)]

Lowest Performing Index	The Index with the lowest index return
Maximum Upside Return:	At least 10.35% of the principal amount (at least $103.50 per security) (to be provided in the pricing supplement)
Upside Participation Rate:	100%
Absolute Value Return:	For each Index, the absolute value of its index return
Starting Level:	For each Index, its closing level on the pricing date
Ending Level:	For each Index, its closing level on the calculation day
Buffer Amount:	15%
Threshold Level:	For each Index, 85% of its starting level
Index Return:	For each Index, (ending level – starting level) / starting level
Calculation Agent:	J.P. Morgan Securities LLC (“JPMS”)
Denominations:	$1,000 and any integral multiple of $1,000
CUSIP:	48136CVS5
Fees and Commissions:	Up to 2.325% for Wells Fargo Securities, LLC (“WFS”); WFS has advised us that dealers, including Wells Fargo Advisors (“WFA”), may receive 1.75% of WFS’s fee, and WFA may also receive a distribution expense fee of 0.075%. In addition, with respect of certain securities sold in this offering, JPMS may pay a fee of up to 0.20% to selected dealers in consideration for marketing and other services in connection with the distribution of the securities to other dealers.

Summary of Terms (continued)

Tax Considerations:	See the preliminary pricing supplement.
[1] Subject to change [2] Subject to postponement

Hypothetical Payout Profile*

80%
60%
40%
20%
0%
-20%
-40%
-60%
-80%
-100%
Security Return at Maturity
10.35%
100% of index return of the lowest performing Index, subject to the maximum upside return
100% of the absolute value return of the lowest performing Index for decrease of not more than 15%
-15%
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
Hypothetical Security Return
Hypothetical Index Return of the Lowest Perfoming Index

*Assumes a maximum upside return equal to the lowest maximum upside return

If the ending level of the lowest performing Index is less than its threshold level, you will have 1-to-1 downside exposure to the decrease in the level of that Index in excess of the buffer amount, and you will lose some, and possibly up to 85%, of the principal amount of your securities at maturity.

The securities are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the securities is subject to the credit risk of JPMorgan Financial, as issuer of the securities, and the credit risk of JPMorgan Chase & Co., as guarantor of the securities.

If the securities priced on the date of the accompanying preliminary pricing supplement, the estimated value of the securities would be approximately $964.20 per security. The estimated value of the securities, when the terms of the securities are set, will be provided in the pricing supplement and will not be less than $940.00 per security. See “The Estimated Value of the Securities” in the preliminary pricing supplement for additional information.

Preliminary Pricing Supplement:
http://www.sec.gov/Archives/edgar/data/19617/000121390025023730/
ea0234378-01_424b2.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors” in the accompanying prospectus supplement and the accompanying product supplement, Annex A to the accompanying prospectus addendum and “Selected Risk Considerations” in the accompanying preliminary pricing supplement.

The securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

THIS FACT SHEET DOES NOT PROVIDE ALL OF THE INFORMATION THAT AN INVESTOR SHOULD CONSIDER PRIOR TO MAKING AN INVESTMENT DECISION. This fact sheet should be read in conjunction with the accompanying preliminary pricing supplement, prospectus, prospectus supplement, prospectus addendum, product supplement and underlying supplement.

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement, the “Risk Factors” sections in the accompanying prospectus supplement and product supplement and Annex A to the accompanying prospectus addendum. Please review the risk disclosure carefully.

•         If the Ending Level of the Lowest Performing Index Is Less Than Its Threshold Level, You Will Lose Up to 85% of the Principal Amount of Your Securities at Maturity.

•         Your Return Will Be Limited to the Maximum Upside Return and May Be Lower Than the Return on a Direct Investment in the Securities Composing Any Index If the Index Return of the Lowest Performing Index Is Positive.

•         Your Potential for a Positive Return from Depreciation of the Lowest Performing Index Is Limited.

•         The Securities Are Subject to the Credit Risks of JPMorgan Financial and JPMorgan Chase & Co.

•         As a Finance Subsidiary, JPMorgan Financial Has No Independent Operations and Has Limited Assets.

•         You Are Exposed to the Risk of Decline in the Level of Each Index.

•         Your Payment at Maturity Will Be Determined by the Lowest Performing Index.

•         You Will Be Subject to Risks Resulting from the Relationship Among the Indices.

•         No Interest or Dividend Payments or Voting Rights

•         Lack of Liquidity

•         The Final Terms and Estimated Valuation of the Securities Will Be Provided in the Pricing Supplement.

•         The U.S. Federal Tax Consequences of the Securities Are Uncertain, and May Be Adverse to a Holder of the Securities.

•         Potential Conflicts

•         The Estimated Value of the Securities Will Be Lower Than the Original Issue Price (Price to Public) of the Securities.

•         The Estimated Value of the Securities Does Not Represent Future Values of the Securities and May Differ from Others’ Estimates.

•         The Estimated Value of the Securities Is Derived by Reference to an Internal Funding Rate.

•         The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Securities for a Limited Time Period.

•         Secondary Market Prices of the Securities Will Likely Be Lower Than the Original Issue Price of the Securities.

•         Many Economic and Market Factors Will Impact the Value of the Securities.

•         Each of JPMorgan Chase & Co. and Wells Fargo & Company (the Parent Company of WFS) Is Currently One of the Companies that Make Up the S&P 500® Index.

•         An Investment in the Securities Is Subject to Risks Associated with Small Capitalization Stocks with Respect to the Russell 2000® Index.

•         The Securities Are Subject to Non-U.S. Securities Risk with Respect to the Nasdaq-100 Index®.

•         The Maturity Payment Amount Will Depend upon the Performance of Each Index and Therefore the Securities Are Subject to the Risks Associated with Each Index, Each as Discussed in the Accompanying Preliminary Pricing Supplement and Product Supplement.

SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement, underlying supplement and preliminary pricing supplement if you so request by calling toll-free 1-866-535-9248.

As used in this fact sheet, “we,” “us” and “our” refer to JPMorgan Financial Company LLC. Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.